Exhibit 99.1
KCSA STRATEGIC COMMUNICATIONS
880 Third Avenue New York NY 10022
T 212 682 6300 I F 212 697 0910
www.kcsa.com

Compass Diversified Holdings	Investor Relations Contact:
James J. Bottiglieri	KCSA Strategic Communications
Chief Financial Officer	Jeffrey Goldberger / Nick Rust
203.221.1703	212.896.1249 / 212.896.1299
jim@compassequity.com	jgoldberger@kcsa.com / nrust@kcsa.com
Compass Diversified Holdings Declares Fourth Quarter 2007 Distribution
Westport, CT, January 11, 2008 – Compass Group Diversified Holdings LLC and Compass Diversified Holdings (Nasdaq GS: CODI) (collectively, “CODI” or the “Company”) announced today that CODI will make a cash distribution of $0.325 per share to holders of CODI shares, payable on January 30, 2008 to all holders of record as of January 25, 2008.
This distribution represents an approximate 23.8% increase over CODI’s initial distribution rate of $0.2625 at the time of the Company’s May 2006 initial public offering. It remains the stated goal of CODI’s board of directors to regularly increase these distributions, subject to the performance of the Company.
On November 27, 2007, CODI launched a Distribution Reinvestment Plan (the “Plan”). Under the Plan, existing shareholders may elect to reinvest distributions paid into shares of CODI. To participate in the Plan, shareholders must return a completed authorization form to the Bank of New York by the record date of the quarterly distribution.
Beneficial holders of CODI should contact their broker to obtain a copy of the Plan prospectus and authorization form to enroll in the Plan. Once enrolled, participating shareholders will automatically have their distributions paid into shares of CODI unless they elect to opt out of the Plan.
About Compass Diversified Holdings (“CODI”)
CODI was formed to acquire and manage a group of middle market businesses that are headquartered in North America. CODI provides public investors with an opportunity to participate in the ownership and growth of companies which have historically been owned by private equity firms or wealthy individuals or families. CODI’s disciplined approach to its target market provides opportunities to methodically purchase attractive businesses at values that are accretive to its shareholders. For sellers of businesses, CODI’s unique structure allows CODI to acquire businesses efficiently with no financing contingencies and, following acquisition, to provide its companies with substantial access to growth capital.
Upon acquisition, CODI works with the executive teams of its subsidiary companies to identify and capitalize on opportunities to grow those companies’ earnings and cash flows. These cash flows support distributions to CODI shareholders, which are intended to be steady and growing over the long term.

Subsidiary Businesses
Aeroglide Holdings, Inc. and its consolidated subsidiaries, referred to as Aeroglide, is a designer and manufacturer of industrial drying and cooling equipment, primarily used in the production of a variety of human foods, animal and pet feeds, and industrial products. Aeroglide is based in Cary, NC.
American Furniture Manufacturing, Inc., and its consolidated subsidiaries, referred to as American Furniture, is a low-cost manufacturer of upholstered stationary and motion furniture, including sofas, loveseats, sectionals, recliners and complementary products. American Furniture has the ability to ship any product in its line within 48 hours of receiving an order. American Furniture is based in Ecru, MS.
Anodyne Medical Device, Inc. and its consolidated subsidiaries, referred to as AMD, is a manufacturer of medical support surfaces and patient positioning devices, primarily used for the prevention and treatment of pressure wounds experienced by patients with limited or no mobility. AMD is based in Los Angeles, CA.
CBS Personnel Holdings, Inc. and its consolidated subsidiaries, referred to as CBS Personnel, is a provider of temporary staffing services in the United States. CBS Personnel is headquartered in Cincinnati, OH and operates 144 branch locations in 18 states.
Compass AC Holdings, Inc. and its consolidated subsidiaries, referred to as Advanced Circuits, is a manufacturer of low-volume quick-turn and prototype rigid printed circuit boards (“PCBs”). Advanced Circuits is based in Aurora, CO.
Fox Factory, Inc. and its consolidated subsidiaries, referred to as Fox, is a designer, manufacturer and marketer of high-end suspension products for mountain bikes, all terrain vehicles, snowmobiles and other off-road vehicles. Fox is based in Watsonville, CA.
Halo Lee Wayne LLC and its consolidated subsidiaries, referred to as Halo, is a distributor of customized promotional products and serves more than 30,000 customers as a one-stop-shop resource for design, sourcing, management and fulfillment across all categories of its customers’ promotional products needs. Halo is based in Sterling, IL.
Silvue Technologies Group, Inc. and its consolidated subsidiaries, referred to as Silvue, is a developer and manufacturer of proprietary, high-performance coating systems for polycarbonate, glass, acrylic, metals and other substrate materials used in the premium eyewear, aerospace, automotive and industrial markets. Silvue is based in Anaheim, CA.
To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2006 and the Form 10Qs filed by CODI for the quarters ended March 31, 2006, June 30, 2006, September 30, 2006, March 31, 2007 June 30, 2007and September 30, 2007 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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